March 12, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Fidelity Funds Listed in Appendix A (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form N-SAR of Fidelity Select Portfolios for the period ending January 31, 2014. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Appendix A
Fund Registrant
Fidelity Real Estate Investment Portfolio Fidelity Select Portfolios
Fidelity International Real Estate Fund Fidelity Select Portfolios